Exhibit 99.1

Stater Bros. Holdings Inc.

Announces Final Results of its

Tender Offer for 8.125% Senior Notes due 2012

San Bernardino, California, December 13, 2010 — Stater Bros. Holdings Inc. (“Stater Bros.”) announced today the results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 8.125% Senior Notes due 2012 (CUSIP No. 857555AM8) (the “Notes”), of which $525 million aggregate principal amount were outstanding at the commencement of the Tender Offer. The Tender Offer included a consent solicitation for the amendment of the indenture governing the Notes (as amended and supplemented as of the date of the commencement of the Tender Offer, the “Indenture”) to eliminate substantially all of the restrictive covenants and certain events of default in the Indenture.

On November 29, 2010, Stater Bros. announced that as of 5:00 p.m., New York City time, on November 26, 2010 (the “Consent Payment Deadline”), $477,454,000 aggregate principal amount of Notes were validly tendered, which represented approximately 91% of the aggregate principal amount of the Notes outstanding at the commencement of the Tender Offer. On November 29, 2010, Stater Bros. accepted for purchase and payment all of such tendered Notes and issued a Notice of Redemption under the Indenture to redeem any Notes that remain outstanding on January 14, 2011 at a redemption price of 100% of the outstanding principal amount thereof plus accrued but unpaid interest.

Stater Bros. announced today that an additional $2,435,000 aggregate principal amount of Notes were validly tendered after the Consent Payment Deadline but at or prior to 11:59 p.m., New York City time, on December 10, 2010 (the “Expiration Date”), pursuant to the Tender Offer. The Expiration Date marks the expiration of the Tender Offer. On December 13, 2010, Stater Bros. accepted for purchase and payment all of such additional Notes (the “Final Payment”). Payment for the tendered Notes pursuant to the Final Payment is being made today (the “Final Payment Date”). Holders of Notes who tendered their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, are receiving the tender offer consideration equal to $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the Final Payment Date.

BofA Merrill Lynch served as Dealer Manager and Solicitation Agent for the Tender Offer and Global Bondholder Services Corporation served as Information Agent and Depositary for the Tender Offer.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the Indenture.

Company Information and Forward Looking Statements

About Stater Bros.

Stater Bros. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

This press release contains forward-looking statements regarding the redemption of the Notes. Forward-looking statements involve inherent risks and uncertainties. Stater Bros. cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Stater Bros. does not undertake to update any of these statements in light of new information or future event, except as required by law.

STATER BROS. SUPERMARKETS…SERVING SOUTHERN CALIFORNIA FAMILIES FOR 74 YEARS

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